Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-160765 and 333-150747) on Form S-8 of BCSB Bancorp, Inc. of our report dated December 22, 2011 relating to the consolidated financial statements as of September 30, 2011 of BCSB Bancorp, Inc., which appears in the 2011 Annual Report on Form 10-K.

/s/ Stegman & Company

Baltimore, Maryland

December 22, 2011